Exhibit 14

Code Of Ethics For CEO & Senior Financial Officers

I   BACKGROUND

The Goldfield Corporation ("Goldfield") has a series of Business Conduct Policies that are applicable to all directors and employees of Goldfield and its subsidiaries.  The Chief Executive Officer and all senior financial officers, including the Chief Financial Officer and principal accounting officer, are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with law.  In addition to the Business Conduct Policies, the Chief Executive Officer and senior financial officers are subject to the following additional specific policies:

II  POLICY

The Chief Executive Officer and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by Goldfield with the Securities and Exchange Commission.  Accordingly, it is the responsibility of the Chief Executive Officer and each senior financial officer promptly to bring to the attention of the Disclosure Committee any material information of which he or she may become aware that affects the disclosures made by Goldfield in its public filings or otherwise assist the Disclosure Committee in fulfilling its responsibilities as specified in Goldfield's Disclosure Controls and Procedures.

The Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the Disclosure Committee and the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect Goldfield's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in Goldfield's financial reporting, disclosures or internal controls.

The Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the Disclosure Committee and to the Audit Committee any information he or she may have concerning any violation of Goldfield's Business Conduct Policies, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in Goldfield's financial reporting, disclosures or internal controls.

The Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the Disclosure Committee and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to Goldfield and the operation of its business, by Goldfield or any agent thereof, or of violation of the Business Conduct Policies or of these additional policies.

The Board of Directors shall determine, or designate appropriate persons to determine appropriate actions to be taken in the event of violations of the Business Conduct Policies or of these additional procedures by the Chief Executive Officer and Goldfield's senior financial officers.  Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Business Conduct Policies and to these additional policies, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual's employment.  In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

III  WAIVER

Any waiver of any part of the Business Conduct Policies or these additional policies for the Chief Executive Officer and the senior financial officers may be made only by the Audit Committee and will be promptly disclosed to shareholders as required by SEC and AMEX rules.